Exhibit 3.1

Companies Law, 5759-1999

Company Limited by Shares

ARTICLES OF ASSOCIATION

of

Safe-T Group Ltd.

(public company no. 51-141847-7)

1.	Definitions

In these articles of association, the following terms shall bear the meaning appearing alongside them below, unless inconsistent with the context in which they appear:

“In Writing”	In writing or any other term bearing the same meaning, which includes the presentation of words in handwriting, lithography, printing, typewriting, photocopying, email or any other mode of reproducing words, including via facsimile, telegraph, wire, or any other means of electronic copying.

“Shareholder”	Anyone who is a Shareholder on the effective date as stipulated in Section 182 to the Companies Law, in the event of there being an effective date in this regard.

“Registered Shareholder”	A Shareholder who is registered in the Company’s Shareholders Register.

“Non-Registered Shareholder”	A Shareholder as defined in Section 177(1) to the Companies Law.

the “Company”	Companies Merging Purpose Ltd. (public company no. 51-141847-7).

“Administrative Enforcement Proceeding”	A proceeding in accordance with Chapters 8C (Imposition of A Monetary Sanction by the Securities Authority), 8D (Imposition of Administrative Enforcement Measures by the Administrative Enforcement Committee), or 9A (Arrangement in Order to Abstain from Proceedings or Stop Proceedings Subject to Conditions) to the Securities Law, (as defined below), a proceeding in accordance with Article Four of Chapter Four of Part 9 to the Companies Law (as defined below), a proceeding in accordance with Chapters J, J1 and K1 to the Joint Investments Trust Law, 5754-1994; a proceeding in accordance with Chapters G1, G2 and H2 to the Regulation of Investment Advising, Investment Marketing and Investment Portfolio Management Law, 5755-1995; proceeding in accordance with Chapter I1 to the Supervision of Financial Services (Insurance) Law, 5741-1981; a proceeding in accordance with Chapter H to the Supervision of Financial Services (Provident Funds) Law, 5765-2005; a proceeding in accordance with Chapter G1 to the Restrictive Trade Practices Law, 5748-1988; a proceeding in accordance with the Law for Increased Enforcement of Labor Laws, 5722-2012; and pursuant to any law, any such similar proceeding, whatever its name may be, whether in accordance with existing or future law.

“Law”	The Companies Law, 5759-199c9, the Companies Ordinance [New Version], 5743-1983, or the regulations which were promulgated thereunder or will be promulgated thereunder, as amended from time to time, and any other Israeli law as shall prevail from time to time, as applicable.

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The “Companies Law”	The Companies Law, 5759-1999, as amended from time to time and all regulations which were promulgated thereunder or will be promulgated thereunder, as amended from time to time.

The “Securities Law”	The Securities Law, 5728-1968. as amended from time to time and all regulations which were promulgated thereunder or will be promulgated thereunder, as amended from time to time.

“Shareholders Register”	The Company’s Shareholders Register which must be kept in accordance with the Companies Law.

The “Companies Ordinance”	the Companies Ordinance [New Version], 5743-1983 and the regulations promulgated thereunder, as amended from time to time.

“Ordinary Majority”	An ordinary majority of all the votes of the Shareholders present at a general meeting or class meeting, as the case may be, who are eligible to vote at the meeting and who voted thereat, without counting the abstaining votes.

2.	Interpretation

2.1	Any term in these Articles of Association, which was not defined above, shall have the meaning ascribed thereto in the Companies Law, and to the extent that no meaning is ascribed thereto in the Companies Law, then the meaning ascribed thereto in the Securities Law, unless the wording and/or context otherwise admits.

2.2	Words appearing in the singular shall include the plural, and vice versa, and words appearing in the masculine gender shall include the feminine gender; words importing persons shall include bodies corporate; all unless the wording requires otherwise.

2.3	The headings in these Articles of Association were designed for convenience only and shall not be used in the interpretation thereof.

2.4	Where is has been stipulated in these Articles of Association that any of the provisions thereof shall be applicable subject to the provisions the Companies Law and/or the Companies Ordinance and/or the Securities Law and/or subject to the provisions of any law, the meaning is to the provisions of the said law, which may not be subject to conditions, unless the context requires otherwise.

2.5	The provisions which may be subject to conditions in the Companies Law shall apply to the Company, to the extent that it has not been stipulated otherwise in these Articles of Association.

2.6	In the event that any of the provisions of these Articles of Association contradict what is permitted by the Law, the provisions of the Law shall prevail, without detracting from the validity of all other provisions of these Articles of Association.

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3.	The name of the Company

The name of the Company is as follows:

In Hebrew:	מטרת מיזוג חברות בע”מ

In English:	Company Merging Purpose Ltd.

4.	Objectives of the Company

The Company’s objectives are to engage in any lawful business.

5.	Limitation of liability

The liability of each of the Company’s Shareholders is limited to the full amount which they undertook to pay for the Company’s Shares allotted thereto.

6.	Authorized share capital

The Company’s authorized share capital comprises 1,000,000,000 ordinary shares of no par value (the “Ordinary Shares”).

7.	The Company may make reasonable donations to worthy causes, even if such donations are not in the framework of the Company’s business considerations, The Board of Directors is authorized to determine, at its own discretion, the amounts of the donations, the causes towards which donations will be made, the identity of the recipient of the donation and any other terms relating thereto.

8.	Modifications to the Articles of Association

The Company may modify these Articles of Association by a resolution that was passed by the Company’s general meeting with an Ordinary Majority without counting the abstaining votes.

The Company’s share capital

9.	Ordinary Shares

9.1	Each Ordinary Share comprising the Company’s share capital shall confer equal rights, for all intents and purposes, including the right to dividend, bonus shares and participation in a distribution of the Company’s excess assets upon liquidation without having regard to any premium paid thereon, and all subject to the provisions of these Articles of Association.

9.2	Each of the Ordinary Shares confers the holder thereof with the right to participate in the Company’s general meeting and to one vote thereat.

10.	Bearer shares

The Company shall not issue bearer shares or share deeds stating that the holder thereof is a holder of bearer shares.

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11.	Company’s share capital – increasing and cancelling authorized share capital

11.1	The general meeting may, from time to time, pass a resolution by an Ordinary Majority:

1.11.1	To increase the Company’s authorized share capital;

11.1.2	To cancel authorized share capital that has not yet been allotted, provided that the Company has not undertaken, including by way of contingent undertaking, to allot the shares;

11.1.3	To consolidate its Shares or a part thereof and divide them into shares of greater par value than its existing shares.

11.1.4	To sub-divide its shares or part thereof, into shares of par value smaller than its existing shares; and

11.1.5	To reduce its share capital, and any fund reserved for capital redemption.

For the purpose of implementing any resolution, as provided above, the board of directors may, at its own discretion, resolve any difficulty which arises in this regard.

11.2	Subject to any provision to the contrary in the resolution authorizing changes to share capital, the new shares shall be subject to the same provisions with reference to payment of calls, forfeiture, transfer, transmission and otherwise as applicable to the existing shares comprising the Company’s share capital.

11.3	Without prejudice to the general powers of the board of directors’ authority, as mentioned above, if Shareholders are left with fractions of shares as a result of a consolidation or sub-division as aforesaid, the board of directors may, at its own discretion, act as follows:

11.3.1	determine that fractions of shares that do not entitle the holders thereof to a whole share shall be sold by the Company and the sale proceeds shall be paid to the persons entitled thereto, on the terms and in the manner specified in the resolution;

11.3.2	determine the manner of paying the amounts payable for the shares allotted as provided in article 13.3.1 above, including the manner of paying the amounts payable on account of bonus shares;

11.3.3	allot each Shareholder, who has been left with a fraction of a share as a result of the consolidation or sub-division, shares of the class of shares which had existed in the Company’s share capital prior to the consolidation or sub-division, in such number, whereby the consolidation of which with the fraction would create one whole share, and an allotment as aforesaid shall be deemed to take effect shortly before the consolidation or sub-division, as the case may be;

11.3.4	determine that the holders of fractions of shares shall not be entitled to receive a whole share in respect of a fraction of a share.

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11.3.5	determine that Shareholders shall not be entitled to receive a whole share in respect of a fraction of a whole share of a certain par value or less and shall be entitled to receive a whole share in respect of a fraction of a whole share, the par value of which is greater than the said par value;

12.	Issuance of shares and other securities

12.1	The board of directors may issue shares and other securities, including shares which are convertible and/or exercisable into shares, up to the amount of the Company’s authorized share capital. In this regard, convertible securities, which are convertible or exercisable into shares shall be deemed to have been converted or exercised on the issue date.

12.2.	Without prejudice to the generality of the foregoing, the board of directors may issue the shares and other securities, as aforesaid, grant rights for the acquisition thereof, including options, or vest them in any other way, to such persons and at such times, prices and terms as it may determine and it may make any other provision in connection therewith, including provisions regarding the manner of distributing the shares and securities issued by the Company amongst the purchasers thereof, including in the case of over-subscription, at the board of directors’ own discretion.

12.3	Without prejudice to the generality of the foregoing and subject to the provisions of the Companies Law and these Articles of Association, the board of directors may decide that the consideration for the shares shall be paid in cash or in kind, including in securities, or in any other way, at the board of directors’ own discretion, or it may decide that the shares shall be issued as bonus shares, or for a consideration which is equal to or higher or lower than their par value (when the Company’s share capital comprises shares that have par value), whether in units or in series, on the terms and dates set by the board of directors at its own discretion.

12.4	The board of directors may pay any person a commission, including underwriting fees, in consideration for underwriting services, marketing or distribution of Company’s securities, whether conditionally or unconditionally, under terms set by the board of directors. The board of directors may also decide, in any case of issuance of Company’s securities, to pay brokerage fees in cash, Company shares or other securities issued by the Company or in any other way, or any combination of those ways, all subject to the provisions of any law.

12.5	Subject to the provisions of the Companies Law and the provisions of any law, the Company may issue redeemable securities under the terms and in the manner set by the board of directors at its own discretion.

Shareholders and share certificates

13.	Company Shareholder

13.1	A Shareholder of the Company is one of the following:

13.1.1	a person in whose favor a share is registered with a stock exchange member, where such share is included amongst the shares recorded in the Company’s Shareholders Register in the name of a nominees’ company;

13.1.2	A person who is registered as a Shareholder in the Shareholders Register.

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13.2	Save for the Company’s Shareholders, as mentioned in article 13.1 above, no person (or other legal entity) shall be recognized by the Company as holding any right to a share and the Company shall not be bound by and shall not recognize any equitable benefit, fiduciary relationship, future or partial, interest in any share or any benefit in a fraction of a share or any other interest in respect of a share, save for the right of a Shareholder in a share in its entirety, except as ordered by a court of competent jurisdiction, or as required under the Law.

13.3	If two or more persons are recorded in the register as the joint holders of a share:

13.3.1	with regard to voting, powers of attorney, dispatching notices, the Shareholder whose name is listed first in the Shareholders Register shall be considered as the sole Shareholder;

13.3.2	each one of them shall be permitted to give receipts binding all the joint holders for dividends or other funds or property received from the Company in connection with the share and the Company shall be permitted to pay all the dividend or other funds or property due with respect to the share to one or more of the joint holders, as it shall choose.

13.4	A Shareholder who is a trustee shall be recorded in the Shareholders Register, whilst noting his trusteeship, and he shall be deemed the owner of the share. The Company shall recognize a trustee as a Shareholder, for all intents and purposes, and shall not recognize any other person, including the beneficiary, as holding any right in the share.

14.	Share certificates

14.1	A Shareholder, who is recorded in the Shareholders Register, is entitled to receive from the Company a certificate attesting his proprietary right in the share.

14.2	Subject to the provisions of the Companies Law, each certificate shall list the quantity of shares in respect which it has been issued, their serial number and their par value (when the Company’s share capital comprises shares that have par value).

14.3	A share certificate shall bear the Company’s stamp and the signatures of two directors, or the signature of one director together with the signature of the Company’s CEO or any other two persons, who will be appointed for that purpose by the board of directors.

14.4	Unless the issue terms of shares otherwise provide:

14.4.1	each registered Shareholder is entitled to receive from the Company, on his request, within two months of the allotment or registration of the transfer, as applicable, one certificate attesting to his title to the shares registered in his name, on more than one such certificate, at the agreement of the Company.

14.4.2	a nominee’s company is entitled to receive from the Company, on its request, within two months of the allotment or registration of the transfer, a certificate attesting to the number of shares and the class of shares recorded in its name in the Shareholders Register.

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14.5	A Share Certificate relating to a share registered in the name of two or more persons shall be delivered to the person whose name is listed first in the Shareholders Register in relation to such share, unless all the registered holders of the share instruct the Company in Writing to deliver it to another registered holder.

14.6	A share certificate relating to a share which is registered in the name of two or more persons, shall be delivered to the person whose name is listed first in the Shareholders Register in relation to such share, unless all the registered owners of such share instruct the Company to deliver it to a different registered owner.

14.7	If a share certificate is defaced, lost or damaged, the board of directors or anyone authorized to do so on its behalf may order its cancellation and issue a new certificate in its stead, provided that the share certificate is furnished to the Company and destroyed by it, or that the board of directors’ or anyone authorized on its behalf are satisfied that the certificate has been lost of destroyed and the Company receives guarantees for any possible damage, which satisfy the board of directors on anyone acting on its behalf for that purpose. The Company may demand payment of a reasonable fee for each share certificate issued under this article. Such fee will be determined from time to time by the board of directors or anyone acting on his behalf for that purpose, all at the discretion of the board of directors.

15.	Calls for payment

15.1	A Shareholder, whether he is the sole holder of shares or holds the shares together with another person, shall not be entitled to receive dividends or participate in allotment of bonus shares nor any other right a Shareholder has, unless he has paid all the calls by the Company which shall have been made through that date in respect of each Company share he holds.

15.2	From time to time, the board of directors may, at its own discretion, make calls for payment from Shareholders of the amount not yet paid up on their shares and which under the terms of the allotment of shares are not repayable on fixed dates. Accordingly, each Shareholder shall be required to pay such amounts at the time and place set by the board of directors. The board of directors may demand that payment will be made in instalments.

15.3	A call for payment shall be deemed to have been submitted to the Shareholder on the date on which the board of directors resolved to make such payment call.

15.4	Notice of any call for payment by a Shareholder shall be given in Writing to such Shareholder not less than fourteen (14) days prior to the time of payment fixed in such notice, and shall specify the amount payable and manner of payment. The board of directors may revoke and/or change such call or the terms thereof, provided that the time of payment fixed in the notice has not yet elapsed.

15.5	The joint holders of a share shall be jointly and severally liable to pay the calls for payment on such share in full. Without prejudice to the generality of the foregoing, a call for payment that has been delivered to one of the joint owners of a share shall be deemed to have been delivered to each of the owners of the share.

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15.6	Any amount that, according to the conditions of issuance of a share or otherwise, must be paid by a Shareholder at a fixed date or in instalments at fixed dates, whether on account of the par value of the share or premium, shall be deemed to be payable under a call for payment that was duly made by the board of directors and all the provisions of these Articles of Association shall apply in respect of such amount.

15.7	If the amount called is not paid by the prescribed date, the Shareholder, who owns the share and from whom it is due shall be liable to pay such interest as the board of directors shall determine on all unpaid amounts (including on the amount of any expenses incurred to the Company in connection with the call for payment). Interest shall be payable in respect of the period from the date on which payment was prescribed until the day on which it is fully paid, but the board of directors may forego the payment of such interest, in whole or in part.

The provisions of this article shall not detract from the remedies and reliefs, to which the Company is entitled in accordance with these Articles of Association and the provisions of any law.

15.8	The board of directors may decide that the Company shall accept from any Shareholder advance payment for his shares (or some of his shares), the payment of which has not yet been called and pay him interest for that advance payment, for the period from the date on which the advance payment is made until the day on which payment of that amount would have been due had he not paid it in advance, at a rate agreed between the board of directors and such Shareholder.

16.	Forfeiture

16.1	If a Shareholder fails to fully pay any call whether on account of the par value of the share (when the Company’s share capital comprises shares that have par value) or premium, on the day appointed for payment thereof, the board of directors may serve a written notice on him requiring payment of so much of the call as is unpaid, together with any interest which may have accrued as stipulated in article 15.7 above and any expenses that were incurred as a result of such non-payment.

16.2	The notice shall specify a date not less than seven (7) days from the date of the notice, on or before which the payment of the call is to be made. The notice shall also state that in the event of non-payment at or before the time appointed, the share in respect of which the call was made will be liable to forfeiture.

16.3	If the requirements of any such notice as aforesaid are not complied with and the amounts payable have not been paid (including interest and any expenses incurred as a result of such non-payment), any share in respect of which the notice has been served may at any time thereafter be forfeited by a resolution of the board of directors to that effect. The forfeiture shall also apply to dividends, bonus shares, issuance of rights and any other distribution as well as participation in distribution of excess of Company’s assets upon liquidation, that were set in respect of the forfeited shares, the amounts relating to which have not been repaid prior to the forfeiture.

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16.4	A share so forfeited shall be deemed to be the property of the Company and can be sold, transferred or re-allotted, on such terms and in such manner as the board of directors thinks fit, subject to the provisions of the Companies Law and these Articles of Association. Any share that was forfeited as above, but have not yet been sold, transferred or allotted, shall be a dormant share as defined in Section 308 to the Companies Law.

16.5	At any time before the sale, transfer or re-allotment of the forfeited Share, the forfeiture may be cancelled by the board of directors on such terms as it thinks fit.

16.6	A person whose shares have been forfeited shall cease to be a Shareholder in respect of the forfeited shares. The forfeiture of a share shall cause, at the time of forfeiture, the cancellation of all rights in the Company and of any claim or demand against the Company with respect to that share, and of other rights and obligations between the share owner and the Company attached to the share, except for those rights and obligations which these Articles of Association exclude from such a cancellation and/or which the Law imposes upon former Shareholders.

16.7	A person whose shares have been forfeited shall nevertheless remain liable to pay to the Company all funds, interest and expenses which, at the date of forfeiture, were presently payable by him to the Company in respect of the shares, with the addition of interest from the date of forfeiture through the date of actual payment as described in article 15.7 above, provided that if the forfeited shares were resold, the amount received from reselling the shares, less any expenses incurred in connection with re-sale thereof, will be subtracted from the liability of the Shareholder whose shares were forfeited.

16.8	Upon any sale, transfer or allotment of a share that was forfeited, the board of directors may appoint any person to execute an instrument of transfer of the share so sold and verify that the purchaser’s name is entered as the new Shareholder in the Shareholders Register in respect of such share. The person to whom the share was so sold, transferred or allotted, shall be registered as the Shareholder and shall not be bound to see to the application of the purchase funds, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale, allotment or transfer of the share, and after his name has been recorded in the Shareholders Register in respect of such share, the validity of the sale or transfer shall not be impeached by any person.

16.9	An affidavit that was lawfully drawn-up by a Company director, whereby a share has been duly forfeited on the date specified in the affidavit, shall serve as conclusive evidence of the facts specified therein against all persons claiming a right in the share. The said affidavit, along with a receipt issued by the Company in respect of the consideration, if any, that was received for the share upon sale or transfer thereof, shall serve as conclusive evidence of the title to the share.

16.10	Where shares of a Shareholder were forfeited and then sold, transferred or re-allotted, the proceeds received by the Company as part of such a procedure shall be used to settle the said Shareholder’s debts and obligations to the Company (including debts, obligations and commitments the payment or fulfillment of which are not yet due), after deducting Company’s expenses relating to such a procedure.

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16.11	The provisions of article 16 shall not detract from the remedies and reliefs, to which the Company is entitled in accordance with these Articles of Association and the provisions of any law.

17.	Lien and pledge

17.1	The Company shall have a first and paramount lien and fixed pledge on every share that was not paid up in full, which is registered in the name of each Shareholder (solely or jointly with another person) and upon the proceeds of the sale thereof, as security for repayment of funds due to the Company in respect of those shares. The lien on a share shall also apply to dividends, which will be declared from time to time in connection with those shares. Notwithstanding the above, the board of directors may exempt any share from the provisions of this article.

17.2	The Company may sell any share on which it has a lien and/or pledge in any manner the board of directors sees fit, but such share shall not be sold before the date of payment of the amount in respect of which the lien or pledge exists, or the date of fulfillment and performance of the obligations and commitments in consideration of which the lien or pledge exists, has arrived, and until seven (7) days have passed after written notice has been served to the registered holder at that time of the share, or to whoever is entitled to it upon the registered owner’s death, bankruptcy or liquidation, demanding payment of the amount against which the lien or pledge exists, or the fulfillment and performance of the obligations and commitments in consideration of which the lien or pledge exists, and such payment or fulfillment and performance have not been made.

17.3	For the purpose of executing a sale of pledged shares as aforesaid, the board of directors may appoint someone to draw-up and sign a deed of transfer of the sold shares and to register the purchaser’s name in the Shareholders Register as the owner of the shares so sold.

17.4	The proceeds of the sale, net of the selling expenses, shall be applied in payment of the debts of the said Shareholder due to the Company including the debts, obligations and commitments which have not yet matured. The remaining balance (if any) shall be paid to the Shareholder or to his successors subject to a lien and/or pledge on the said remaining balance – which is similar to the lien and/or pledge placed on the share before its sale - in respect of debts the date of payment of which has not yet arrived and which the board of directors resolved to pay on that date notwithstanding the above.

17.5	An affidavit that was drawn-up by a Company director, whereby a lien and/or a pledge on the share was duly forfeited, shall serve as conclusive evidence of the facts specified therein against all persons claiming a right in the share. The said affidavit, along with a receipt issued by the Company in respect of the consideration, if any, that was received for the share upon sale or transfer thereof, shall serve as conclusive evidence of the title to the share.

17.6	The person to whom the share was so sold or transferred, shall be registered as the Shareholder and shall not be bound to see to the application of the purchase funds, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or transfer of the share, and after his name has been recorded in the Shareholders Register in respect of such share, the validity of the sale or transfer shall not be impeached by any person.

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17.7	The provisions of these Articles of Association regarding share forfeiture, lien, pledge and sale, shall apply to non-payment of any amount that, according to the conditions of issuance of the share, must be paid at a fixed date, whether on account of the par value of the share or premium, as if a proper call for its payment had been made and an appropriate notice thereof given.

17.8	The provisions of these Articles of Association regarding share forfeiture, lien and pledge shall not detract from any remedy, to which the Company may be entitled against the Shareholder in accordance with the provisions of any law.

Transfer and transmission of shares

18.	Transfer of shares

18.1	Fractions of shares may not be transferred, but a share may have several joint owners, each of whom is entitled to transfer his right.

18.2	In case of transfer of shares, all the rights that were attached to the transferred shares and all obligations applicable by virtue thereof shall be conferred upon the transferee Shareholder, unless otherwise agreed in Writing between the transferor Shareholder and the transferee Shareholder.

18.3	Any transfer of shares shall be effected in Writing, provided the instrument of transfer is signed by the transferor and by the transferee, or on their behalf, and by witnesses who attest to the signature, and is delivered to the registered office of the Company or to any other place which is determined by the board of directors for such purpose.

18.4	Subject to the provisions of the Companies Law, a share transfer shall not be recorded in the Shareholders Register until an instrument of transfer has been sent to the Company as provided above; the transferor shall be deemed to be the holder of the transferred shares until the transferee’s name is recorded in the Shareholders Register as the holder of the transferred shares.

18.5	A share transfer instrument shall be drawn up in Writing, in the following form or in a form as similar thereto as possible, or in another form approved by the board of directors:

Share Transfer Instrument

I/we the undersigned ____________of _______________, (the “transferor”) hereby transfer to __________of __________ (the “transferee”), in consideration for ____________ ILS (and in words __________ New Israeli Shekels), __________ shares __________of NIS __________ par value each of Companies Merging Purpose Ltd. (public company no. 51-141847-7) (the “Company”), and they shall be held by the transferee, the executor of his estate and/or by a person acting on his behalf pursuant to the same terms upon which I/we held them immediately before signing this instrument, and I/we, the transferee(s), agree(s) to accept the aforementioned shares on these terms.

In witness whereof we have set our hands for signature on this day __ of ______.

Transferor’s Signature ___________ Transferee’s Signature ____________

Witness to Transferor’s Signature __________Witness to Transferee’s Signature __________

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18.6	If the transferor or the transferee is a corporation, the confirmation of a lawyer or the confirmation of another person whose identity is acceptable to the board of directors, shall be given regarding the authority of the signatories signing on behalf of the corporation to execute or to receive the transfer, as the case may be.

18.7	Subject to the provisions of these Articles of Association or the conditions for allotment of shares of any class, the Company’s shares shall be transferable without requiring the approval of the board of directors.

18.8	Every share transfer instrument shall be submitted to the Company’s registered office or any other place determined by the board of directors for registration, together with the share certificates in respect of the shares to be transferred, if such certificates were issued, and any other evidence required by the board of directors or anyone authorized for that purpose by the board of directors, regarding the transferor’s proprietary right or his right to transfer the shares. Share transfer instruments that are registered shall be kept by the Company but any share transfer instrument which the board of directors refuses to register shall be returned to the person who submitted it, on his request.

18.9	If the board of directors or anyone authorized for that purpose by the board of directors refuses to approve a share transfer, it shall notify the transferor thereof no later than one month from the receipt of the share transfer instrument.

18.10	The Company may close the Shareholders Register for a period of time determined by the board of directors, provided that it does not exceed, in total, 30 days in any year. Share transfers shall not be recorded in the register whilst it is closed. Without derogating from the above, the board of directors may set an effective day so as to allow the Company to determine who amongst its Shareholders is entitled to receive notice or to vote in general meetings or receive dividend payments or allotment of any rights or for any other legal purpose.

18.11	The Company shall be entitled to collect payment for the transfer’s registration, in the amount determined by the board of directors, from time to time, which shall be reasonable having regard to the circumstances of the case.

Transmission of shares

19.1	The executors or administrators of the estate of a sole Shareholder who passed away, or in their absence, the persons beneficially titled as heirs of the deceased sole Shareholder and such persons only, shall be recognized by the Company as having any title to a share that was registered in the name of the deceased person.

19.2	Any person becoming entitled to shares in consequence of the death of a Shareholder may, upon producing sufficient evidence of his rights as shall be required by the Company at its sole discretion, be registered as the owner of the shares or transfer them subject to the provisions of these Articles of Association.

19.3	In the event that a share was registered in the name of two or more holders, the Company shall only recognize the survivor or survivors as persons holding a right or interest in the share, and this will not exempt the estate of a joint owner of a share from any obligations relating to such jointly-held share. In the event of a share registered in the name of a number of joint-holders as aforesaid, each shall be entitled to transfer his right.

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19.4	The Company may recognize a receiver or liquidator of a Shareholder that is a corporation undergoing a winding-up or a liquidation, or a trustee in bankruptcy, or any receiver of a bankrupt Shareholder, as holders of a right in the share registered in the name of such Shareholder. The receiver or liquidator or trustee of a Shareholder which is a corporation undergoing a winding-up or a liquidation, or the trustee in bankruptcy, or any receiver of a bankrupt Shareholder, shall be, with the consent of the board of directors and after producing such evidence as the board of directors shall require of him attesting to his right in the shares of the Shareholder undergoing a winding-up, liquidation or bankruptcy, entitled to be registered as a Shareholder in respect of such shares, or may, subject to the provisions of these Articles of Association, transfer such shares.

19.5	Subject to the provisions of any law and these Articles of Association, if it is proved to the Company’s satisfaction that the legal conditions for the transmission of the right to shares recorded in the Shareholders Register have been fulfilled, the Company shall recognize the transmitee, and him alone, as holding the right to the said shares.

19.6	Subject to the provisions of any law and these Articles of Association, the Company shall alter the registration of title to shares in the Shareholders Register if the Company is given a court order to amend the register or if it is proved to the Company, to the board of directors’ satisfaction and in the manner determined by it, that the conditions set in the Law for transmission of the right to the shares have been fulfilled.

19.7	Subject to the provisions of any law and these Articles of Association, a person becoming entitled to a share as described in article 19.6 above, shall be entitled to transfer the shares in the same manner the registered holder of the share might have done himself before the transmission of the right.

19.8	The Company may destroy share transfer instruments after seven years have elapsed from the registration; the Company may also destroy share certificates which have been cancelled, after seven years have elapsed from the cancellation thereof, and there shall be a prima facie presumption that all the share transfer instruments and certificates destroyed as aforesaid were fully valid and that the transfers, cancellations and registrations, as the case may be, were duly effected.

General meetings

20.	The powers of the general meeting shall be as specified in the Companies Law and these Articles of Association.

21.	The Company shall convene an annual general meeting once a year and no later than fifteen (15) months from the last annual general meeting, at such time and place as shall be determined by the board of directors.

22.	The annual general meeting’s agenda shall include a discussion of the Company’s annual financial statements and may include the appointment of directors, the appointment of the Company’s auditor and any other matter that will be included in the general meeting’s agenda, as provided in article 28 below.

23.	Annual general meetings of the Shareholders shall be named “annual meetings” and any other general meetings shall be called a “special meetings”.

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24.	The provisions herein pertaining to general meetings shall apply, mutatis mutandis, to class meetings.

25.	The Company’s board of directors shall convene a special meeting, pursuant to its resolution, and on the requisition of any of the following:

25.1	two directors or a quarter of the number of serving directors;

25.2	one or more Shareholders holding at least five percent of the issued and paid share capital of the Company and one percent of the voting rights in the Company, or one or more Shareholders holding at least five percent of the voting rights in the Company.

26.	If the board of directors is requisitioned to convene a special meeting, as mentioned above, it shall do so within 21 days of the requisition being submitted, at the time determined in the notice of the special meeting, as provided in article 29.2 below, provided that the meeting shall not be held later than thirty-five (35) days from the notice’s publication, unless otherwise is decided regarding a meeting which is subject to Article Seven of Chapter Two of Part 3 to the Companies Law, and all subject to the provisions of the Law.

27.	If the board of directors does not convene a special meeting that has been requisitioned as provided in article 25 above, the person requisitioning the meeting, and in the case of Shareholders -also some of them, holding more than one half of their voting rights, may convene the meeting himself, provided that it shall not be held after three (3) months have elapsed from the date the requisition was submitted as aforesaid, and it shall be convened, insofar as possible, in the same manner in which meetings are convened by the board of directors.

28.	The Agenda of a general meeting

28.1	The agenda of a general meeting shall be determined by the board of directors and it shall also include the matters for which a special meeting is requisitioned pursuant to article 25 above and a matter requested as provided in article 28.2 below.

28.2	Subject to the provisions the Law, one or more Shareholders holding at least one percent (1%) of the voting rights at the general meeting may request that the board of directors include a matter on the agenda of a general meeting, provided that the matter is suitable for discussion at a general meeting.

28.3	A request as described in article 28.2 above shall be submitted to the Company in Writing before notice is given of the general meeting, and shall include the wording of the resolution proposed by the Shareholder.

28.4	The general meeting shall only make decisions on matters listed in its agenda.

29.	Notice of a general meeting

29.1	Notice of a general meeting shall be issued to the Shareholders as required by the Law, and such notice will be published in accordance with the provisions of the Companies Law and the Securities Law and the regulations promulgated thereunder with regard to publishing a notice convening a general meeting in a public company.

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29.2	Notice of a general meeting shall specify the place, date and time at which the meeting will convene and shall include the agenda, a summary of the proposed resolutions and any other details required pursuant to the Law.

29.3	In its resolution to convene a meeting, the board of directors may determine the manner of detailing the matters on the meeting’s agenda, which shall be delivered to the Shareholders, who are entitled to participate in the meeting, all at the discretion of the board of directors and subject to the provisions of the Law.

29.4	Without prejudice to the powers of the board of directors as described in this article 29 and without prejudice to the generality of the provisions of these Articles of Association regarding the delegation of powers by the board of directors, the board of directors may delegate its powers as mentioned in this article 29 to a board of directors’ committee or to an officer of the Company, for the purpose of a particular general meeting or for a period.

30.	Subject to the provisions of the Law, a flaw in convening the general meeting or in conducting the meeting, including a flaw deriving from non-compliance with a provision or condition set in the Law or in these Articles of Associations, including with regard to the manner of convening or conducting the general meeting, shall not invalidate any resolution passed at the general meeting and shall not impair discussions held thereat.

31.	Discussions in general meetings

31.1	No discussions may begin at a general meeting unless a legal quorum is present within half an hour of the time appointed for the opening of the meeting. A legal quorum shall be formed upon the presence, in person or by proxy, or by deed of vote, of at least two Shareholders who hold in the aggregate at least twenty-five percent (25%) of all of the voting rights of the Company.

31.2	If within half an hour from the time appointed for the meeting a legal quorum shall not have been formed, the meeting shall be cancelled if it was convened at the request of Shareholders as described in article 25.2 above, and in any other case the meeting shall stand adjourned until the same day in the following week, at the same hour and place, without it being necessary to notify the Shareholders, or until another day, hour or place, as noted in the notice of the meeting issued by the board of directors (“adjourned meeting”).

31.3	In an adjourned meeting, one Shareholder shall constitute a legal quorum to open the meeting, regardless of his shareholding in the Company.

31.4	The chairman of the board of directors or any other person appointed for such purpose by the board of directors (if such a person was appointed) shall chair any general meeting of the Company. If there is no such chairman or any other person appointed for such purpose, or if any of them is not present or unwilling to chair the meeting, the Shareholders present, themselves or by proxy, shall elect one of the Shareholders present or his proxy to chair the meeting.

31.5	The Company shall keep minutes of the proceedings at the general meeting, which shall include the following details:

31.5.1	the names of the Shareholders participating in the general meeting and the number of shares held by them;

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31.5.2	the matters discussed at the general meeting and the resolutions passed thereat.

31.6	Minutes signed by the general meeting’s chairman shall constitute prima facie evidence of matters stated therein.

Voting and passing resolutions at general meetings

32.1	A Shareholder, who wishes to vote at a general meeting shall prove his title to a share to the Company as required under the Companies Law and regulations promulgated thereunder. Without prejudice to the aforesaid, the board of directors may prescribe regulations and procedures with regard to proof of title to the Company’s shares.

32.2	A Shareholder may vote at a general meeting or at a class meeting himself or by proxy, by deed of vote or in any other way allowed under the Law, in accordance with the provisions of these Articles of Association and subject to the provisions of any law. A proxy need not be a Shareholder in the Company.

32.3	Subject to the provisions of any law, in the case of joint Shareholders, each of them may vote at any meeting, in relation to such share, as though he were the sole person entitled. If more than one joint Shareholder attends a meeting, the vote shall be cast by the joint Shareholder whose name is listed first in the Shareholders Register in relation to the share, or in a certificate of the stock exchange member regarding his title to the share (“certificate of title”) or in another document determined by the board of directors for such purpose. Several executors or several administrators of estates of a deceased registered Shareholder shall be deemed, for the purposes of this article, as joint Shareholders in such shares.

32.4	Each person entitled to a share under article 19 above, may vote by virtue thereof in any general meeting in the same manner as if he was the registered owner of those shares, provided that the board of directors was provided with satisfactory evidence of his right to the share at least seventy two (72) hours before the date of the general meeting or the adjourned meeting, in which he intends to vote, as applicable, unless the Company has previously recognized his right to vote in that meeting by virtue of those shares.

32.5	The instrument appointing a proxy (“appointment instrument”) shall be drawn up in Writing and signed by the appointer, and if the appointer is a corporation, the appointment instrument shall be drawn up in Writing and shall be signed in a manner that binds the corporation; the board of directors or anyone, who was authorized to do so by the board of directors, may require that a written certificate is provided to the Company before the meeting convenes that will constitute satisfactory proof that the signees have the power to bind the corporation. The board of directors is also allowed to prescribe provisions and procedures relating thereto.

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32.6	The appointment instrument or a suitable copy thereof that will satisfy the board of directors or anyone, who was authorized thereby for that purpose, shall be deposited at the registered office of the Company or at any other place as determined by the board of directors from time to time, in general or in relation to a particular case at least seventy two (72) hours prior to the commencement of the meeting or the adjourned meeting at which the proxy intends voting in reliance upon such appointment instrument. Notwithstanding the aforesaid, the meeting’s chairman may, at his discretion, accept an appointment instrument, as aforesaid, also after the said time if, at his discretion, he deems it fit. If the appointment instrument and power of attorney are not received as provided in this article, they shall not be valid at such meeting.

32.7	A proxy may participate in discussions at the general meeting and be elected as the meeting’s chairman in the same way as the appointing Shareholder would have been entitled thereto, unless otherwise stated in the appointment instrument.

32.8	The appointment instrument shall be in the form accepted in Israel or in any other form that will be approved by the board of directors.

32.9	The general meeting in respect of which the appointment instrument is issued shall be specified therein. Notwithstanding the above, a registered Shareholder may issue an appointment instrument for a limited or unlimited period.

32.10	The appointment instrument shall state the class and number of the shares in respect of which it is being issued. If the appointment instrument does not state the number of shares in respect of which it is being issued or if it states a number of shares higher than the number of shares registered in the Shareholder’s name or specified in the certificate of title, as the case may be, the appointment instrument shall be deemed to have been given in respect of all the Shareholder’s shares.

32.11	If the appointment instrument is issued in respect of a number of shares lower than the number of shares registered in the Shareholder’s name or specified in the certificate of title, as the case may be, the Shareholder shall be deemed to have abstained from voting in respect of his remaining shares and the appointment instrument shall be valid in respect of the number of shares specified therein.

32.12	Without prejudice to the provisions of these Articles of Association regarding the appointment of a proxy, a Shareholder holding more than one share shall be entitled to appoint more than one proxy, subject to the following provisions:

32.12.1	Each appointment instrument shall state the class and number of shares in respect of which it is being issued;

32.12.2	If the overall number of shares of any class specified in the appointment instruments issued by one Shareholder exceeds the number of shares of such class registered in his name or specified in the certificate of title, as the case may be, all the appointment instruments issued by such Shareholder shall be void.

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32.13	A Shareholder or proxy may vote by virtue of some of the shares held by him or in respect of which he is acting as proxy and he may vote one way by virtue of some of the shares and a different way by virtue of others.

32.14	A vote given by virtue of an appointment instrument shall be valid even if there is a fault in the appointment instrument and even if prior to the vote the appointor passes away or declare legally incapacitated or the appointment instrument is cancelled or the share in respect of which it was issued is transferred, unless written notice is received at the office prior to the meeting regarding the fault, death, incapacitation, cancellation or transfer, as the case may be. Notwithstanding the above, the chairman of the meeting may, at his own discretion, accept such notice even in the course of the meeting and act upon it, if he finds it fit, at his own discretion.

32.15	An appointment instrument shall be valid also with respect to any adjourned meeting to which the appointment instrument refers, provided it was not stated otherwise therein.

32.16	Each of the Ordinary Shares of the Company confers upon the holder thereof the right to participate in the Company’s general meeting and to one vote.

32.17	A resolution put to the vote at a general meeting shall be decided on a poll; the vote on a poll shall be effected in the manner determined by the meeting’s chairman. In the event of disputes whether to accept or disqualify any vote, the meeting’s chairman shall decide the matter, and his decision in good faith shall be final and binding.

32.18	The chairman’s decision that a resolution has been passed, or that it has been passed unanimously or by a certain majority, and a note recorded to such effect in the meetings minutes, shall serve as prima facie proof of such fact and it shall not be necessary to prove the number of votes (or proportion of votes) given for and against the proposed resolution.

32.19	Subject to the provisions of the Companies Law and these Articles of Association regarding another majority, the general meeting’s resolutions shall be passed by an Ordinary Majority. In the case of a tied vote, the chairman of the meeting shall not have an additional or casting vote and the resolution proposed shall be deemed rejected.

32.20	The general meeting’s chairman may, with the consent of the meeting at which a quorum is present, adjourn the meeting or adjourn the discussion or the passing of a resolution on a particular matter on the agenda to another time and at a place determined by the meeting; and the general meeting’s chairman shall be compelled so to do at the meeting’s demand. No matter shall be discussed at an adjourned meeting save for a matter that was on the agenda and in respect of which a resolution was not passed at the meeting at which the adjournment was decided upon. Notice of the adjourned meeting shall only be issued if it was adjourned for more than twenty-one days, in which event notice thereof shall be given as described in article 29 above.

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32.21	In meetings where one can vote through deed of vote in accordance with the provisions of the Companies Law and the regulations promulgated thereunder, the Shareholders may vote in the general meeting or a class meeting (as the case may be) through the deed of vote, provided that the deeds of votes are received at the Company’s office, together with the certificates of title and/or power of attorney, at least seventy-two (72) hours before the date on which the meeting is to convene.

The board of directors

33.	The number of directors shall not be less than two nor more than nine, including the external directors.

34.	The directors shall be appointed at the annual meeting, and they shall hold office until the conclusion of the annual meeting following their appointment, unless the office of any director is vacated prior to the that next annual meeting in accordance with the provisions of the Companies Law or these Articles of Association. Directors whose terms of office have terminated may be re-elected. The aforesaid will not apply to external directors, who will be subject to the provisions of the Companies Law and the regulations promulgated thereunder.

35.	The board of directors may appoint, from time to time, an additional director or additional directors to the Company, whether to fill the office of a director which has been vacated for any reason or as an additional director or additional directors, provided that the number of director shall not exceed the maximum number specified in article 33 above. Directors appointed as aforesaid, shall cease to hold office at the end of the annual meeting following their appointment and may be re-appointed.

36.	The Company may appoint, at a special meeting, an additional director or additional directors to the Company, whether to fill the office of a director which has been vacated for any reason or as an additional director or additional directors, provided that the number of director shall not exceed the maximum number specified in article 33 above. Directors appointed as aforesaid, shall cease to hold office at the end of the annual meeting following their appointment and may be re-appointed.

37.	The general meeting or the board of directors may decide that the office of a director, who they have appointed, as the case may be, shall commence on a date later than the date of his appointment.

38.	Notwithstanding the foregoing, the general meeting may at any time, by an Ordinary Majority, remove any director (except for an external director) from his office before the end of his term of office, provided the director is afforded a reasonable opportunity of presenting his position before the general meeting. Also, any general meeting may, by an Ordinary Majority, appoint another person as director to replace a director who was removed from his office as above.

39.	The board of directors may remove from his office a director it appointed in accordance with article 35 above, before the end of his term of office, provided the director is afforded a reasonable opportunity of presenting his position before the board of directors. Also, the board of directors may appoint another person as director to replace a director who was removed from his office as above. Directors appointed as aforesaid, shall cease to hold office at the end of the annual meeting following their appointment and may be re-appointed.

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40.	Where the office of a director has become vacant, the board of director may continue to act in all matters, as long as the number of directors is not less than the minimum number of directors prescribed in article 33 above. Where the number of directors is less than this number, the board of directors shall not be allowed to act, save in an emergency, other than for convening a general meeting for purposes of appointing additional directors, but not for any other purpose.

41.	A director may resign by giving notice to the board of directors, to the chairman of the board of directors or to the Company at its registered office, as required under the Companies Law and the resignation shall take effect on the date of giving the notice, unless the notice has stipulated a later date. A director shall give the reasons for his resignation.

42.	The Company may pay directors remuneration for the performance of their position as directors and may also reimburse directors for their reasonable expenses associated with their participation in the board of directors’ meetings and in the performance of their position as directors.

43.	Alternate director

43.1	Subject to the provisions of the Law, a board member is entitled to appoint an alternate director to himself, subject to approval of such appointment by the board of directors (hereafter – “alternate director”). Notwithstanding the foregoing, a person, who is not qualified to serve as a director, or a person who is serving as a director or as an alternate director in the Company, shall not be appointed to serve as an alternate director.

43.2	An alternate director shall be deemed for all intents and purposes as the director who appointed him as his alternate, and he shall be entitled to be present at meetings of the board of directors and/or committees of the board of directors, to participate and vote thereat, as was the director that appointed him.

43.3	A director who appointed an alternate director may, subject to the provisions of the Law, cancel the appointment at any time. Furthermore, the office of an alternate director shall be vacated whenever the office of the director he substitutes is vacated for any reason.

43.4	Any appointment of an alternate director or cancellation of such appointment, as aforementioned, shall be effected by delivering a written notice to the alternate director and to the Company, and shall come into force at the later of the date specified in the notice or immediately after delivery of such notice.

43.5	Subject to the provisions of the Companies Law, the Company may pay an alternate director remuneration for his participation in meetings of the board of directors.

External directors

44.	The appointment of external directors, the number of such directors, their eligibility for appointment, the term of their office and termination thereof and the remuneration payable thereto shall be in accordance with the provisions of the Companies Law and the regulations promulgated thereunder.

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The powers and duties of the board of directors

45.	The board of directors shall have the authorities and powers conferred thereon pursuant to these Articles of Association, the Companies Law and any other law.

46.	Any power of the Company which was not vested in another organ, by law or under these Articles of Association, may be exercised by the board of directors.

47.	The board of directors may resolve that powers, which are vested in the chief executive officer, shall be transferred to it, and all with respect to a particular matter, or for a particular period of time that will not exceed the period of time required under the circumstances.

48.	Without prejudice to the aforesaid, the board of directors may instruct the chief executive officer as to the manner in which he is to act with respect to a particular matter. Where the chief executive officer fails to comply with the instruction, the board of directors may exercise the power required to execute the instruction in his stead.

49.	Where the chief executive officer is unable to exercise his powers, the board of directors may exercise them in his place.

50.	Subject to the provisions of the Companies Law, the board of directors may delegate any of its powers to the chief executive officer, an officer in the Company, another person, or the board of directors’ committee. The board of directors’ power may be delegated for a particular matter or for a particular period of time and may be general in nature, all at the board of directors’ discretion.

Receipts of credit and providing guarantees

51.	Without derogating from any power given to the board of directors, the board of directors may, from time to time, at its own discretion, resolve on:

51.1	the receipt of credit by the Company in any amount and securing the repayment thereof, in such manner as it deems fit;

51.2	The grant of guarantees and collaterals of any type;

51.3	The issue of a series of debentures, including capital notes or promissory notes, and including debentures, capital notes or promissory notes convertible or exercisable into shares, and determine the terms thereof, and to place charges on all or some of its present or future assets by way of a floating or fixed charge. Debentures, capital notes, promissory notes or other securities, as aforesaid, may be issued at a discount, with a premium or in any other manner, with deferred rights, special rights and/or privileges and/or other rights, all as determined by the board of directors at its discretion.

52.	The provisions of Section 51 above do not deny the chief executive officer’s powers or the powers of anyone authorized for that purpose by the chief executive officer, to decide on receipt of credit by the Company and provide undertakings and securities by the Company, within the limits of the credit facilities which have been set by the board of directors.

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The board of directors’ committees

53.	Subject to the provisions of the Companies Law, the board of directors may, as it deems fit, set up committees.

54.	The provisions herein regarding the board of directors’ actions, including in connection with convening board of directors’ meetings, conducting those meetings and voting therein, shall also apply mutatis mutandis to the board of directors’ committees, so long as they are not replaced by instructions given by the board of directors in such regard, and all subject to the provisions of the Companies Law and the provisions of these articles of association. The chairman of a board of directors’ committee, if indeed such a chairman is appointed, shall not have an additional vote when voting in committees.

55.	The board of directors’ committee shall report to the board of directors on its resolutions or recommendations on an ongoing basis. Resolutions and recommendations of a board of directors’ committee requiring the board of directors’ approval shall be brought to the directors’ knowledge a reasonable time prior to the discussion by the board of directors.

56.	Subject to the provisions of the Companies Law, a resolution passed or an action performed by a board of directors’ committee pursuant to a power delegated to it by the board of directors shall be treated as a resolution passed or act performed by the board of directors, unless explicitly stipulated otherwise by the board of directors with regard to a particular matter or a particular committee. The board of directors may from time to time expand, limit or cancel the delegation of powers to a board of directors’ committee; however, nothing in the aforesaid limitation or cancellation of powers shall serve to impair the validity of a resolution of a committee on which the Company has acted, in respect of any other person who was not aware of its cancellation.

57.	Subject to the provisions of the Companies Law, the legal quorum for opening a meeting of a board of directors’ committee shall be two serving committee members at the time of the meeting, unless otherwise stipulated by the board of directors.

58.	The board of directors shall appoint an audit committee from amongst its members. The number of audit committee members and their qualifications shall be in compliance with Companies Law’s provisions relating to this matter.

59.	The functions of the audit committee shall be in accordance with the stipulations of the Companies Law, including any other function which is imposed on it by the board of directors.

60.	Subject to the provisions of the Companies Law, the audit committee shall appoint one of its members to serve as the chairman of the audit committee with an Ordinary Majority of audit committee members present at the meeting. The chairman of the audit committee will be in office until the audit committee decides to terminate his tenure and appoint another chairman in his stead. Nevertheless, it is hereby clarified that a chairman of the audit committee, whose tenure ended, may be reappointed.

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61.	The board of directors shall appoint from amongst its members a financial statements’ review committee, as defined in the Companies Regulations (Instructions and Conditions Regarding the Financial Statements Approval Process), 2010, as shall be from time to time and any other law that may replace them. The functions of the financial statements review committee shall be in accordance with the stipulations set out in the said regulations, including any other functions that will be imposed thereon by the board of directors. Subject to the provisions of the Law, an audit committee which meets the criteria of a financial statements’ review committee as stipulated by law, may also serve as a financial statements’ review committee.

Actions of the board of directors

62.	Subject to the provisions of the Companies Law and these Articles of Association, the board of directors may convene in order to perform its duties and adjourn its meetings and regulate its acts and discussions as it deems fit.

63.	The board of directors shall appoint one of its members as chairman of the board of directors (“chairman of the board of directors”) and it may remove him from office and appoint another in his stead. The board of directors may also appoint, from amongst its members, one of more persons who shall serve as the deputy-chairman of the board of directors and fulfil his duties in his absence. The board of directors may limit the tenure of the chairman of the board of directors and his deputies. If such tenure was not limited by the board of directors, the chairman of the board of directors and his deputies shall be in office as long as they serve as directors, unless the board of directors decided otherwise.

64.	The chairman of the board of directors shall chair and conduct the board of directors’ meetings. If the chairman of the board of directors is absent from a board of directors’ meeting, in accordance with a prior notice given by him, or does not appear at the board of directors’ meeting within fifteen (15) minutes of the time set therefor, or is unable or unwilling for any reason to chair the meeting, then the meeting shall be chaired by the deputy chairman, (if appointed). If the deputy chairman is also absent or unable or unwilling to chair the meeting, the present members of the board of directors shall appoint one of them to chair the meeting.

65.	The board of directors shall convene for its meetings according to the Company’s needs and at least every three months.

66.	The chairman of the board of directors may convene the board of directors at any time, and determine the place and time for the board of directors’ meeting.

67.	Without prejudice to the aforesaid, the board of directors’ chairman shall be required to convene the board of directors upon the occurrence of any of the following:

67.1	The receipt of a requisition to convene the board of directors by two or more directors (and if the number of directors serving is the board is five or less than five – the requisition by one director), for the purpose of discussing a matter specified in their requisition;

67.2	The receipt of any notice or report of the chief executive officer which require action of the board of directors;

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67.3	The receipt of notice from the auditor regarding material deficiencies in the Company’s accounting controls.

67.4	The receipt of a requisition to convene the board of directors by at least one director to discuss a Company matter which ostensibly reveals a violation of the Law or an impairment to proper business procedure.

Upon the receipt of a requisite, notice or report as mentioned above, the chairman of the board of directors shall convene the board of directors, without delay, and no later than the 14 days from the date of the requisite, notice or report, as the case may be.

68.	Notice of the board of directors’ meeting shall be given to all the board of directors’ members a reasonable time prior to the date of the meeting. Notwithstanding the aforesaid, in urgent cases the board of directors may, with the consent of a majority of the directors, convene a meeting without such notice.

69.	The agenda for the board of directors’ meetings (the “agenda”) shall be determined by the chairman of the board of directors, and shall include:

69.1	matters determined by the chairman of the board of directors.

69.2	matters determined as set forth in article 67 above.

69.3	any matter that a director or the chief executive officer has requested of the chairman of the board of director to include in the agenda, within a reasonable time prior to the convening of the meeting of the board of directors.

70.	Notice of the meeting of the board of directors shall specify the time and place for convening the meeting, as well as reasonable details of all of the matters to be discussed in the meeting in accordance with the agenda.

71.	Any notice of a board of directors meeting may be given orally, by telephone, in Writing (including by letter, facsimile or e-mail), or by any other means of communication, in accordance with the director’s contact details that were provided to the Company in advance, unless the director has asked that the notice be delivered to him at another place.

72.	The legal quorum for opening a board of directors’ meeting shall be a majority of the members of the board of directors holding office on the date of the meeting.

73.	At a vote conducted by the board of directors each director shall have one vote. Resolutions of the board of directors shall be passed by a majority of votes of the directors, who are present at the meeting and voting thereat, without counting the abstaining votes. The chairman of the meeting, whether he is the chairman of the board of directors or any other director, shall not have an additional and casting vote. In the case of a tied vote, the resolution voted on shall be deemed rejected.

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74.	The board of directors may conduct meetings through any means of communication, provided that all the directors participating may hear each other at the same time. The board of directors may regulate the manner and ways of conducting a meeting through any means of communication.

75.	The board of directors may pass resolutions without actually convening, provided all the directors who are eligible to participate and vote on a matter in respect of which a resolution has been proposed, have agreed not to convene. The provisions of article 73 above shall apply, mutatis mutandis, to this resolution, as the case may be. A resolution that was passed in accordance with this article shall be valid, for all intents and purposes, as if it was passed in a board of directors meeting that was lawfully convened and conducted.

Minutes

76.	The board of directors shall procure that minutes are kept of all the proceedings at the board of directors’ meetings; the minutes shall include, among other things, the names of the directors participating and the others present at any board of directors’ meeting, the matters discussed at the board of directors’ meetings and the resolutions passed.

77.	The minutes shall be approved by the chairman of the board of directors or by the director who chairs such meeting, as the case may be. Minutes approved and signed as aforesaid shall constitute prima facie evidence of that stated therein.

78.	The provisions of article 76 above shall also apply to meetings of any board of directors’ committee and to passing board of directors’ resolutions without convening, as described in article 75 above.

The Chief Executive Officer

79.	The board of directors may, from time to time, appoint one or more persons, as the Chief Executive Officer (each of whom shall be named hereafter - “CEO”) of the Company and it may dismiss or replace him at any time it deems fit.

80.	The CEO need not be a director or Shareholder of the Company.

81.	The CEO will be responsible for the ongoing management of the Company’s affairs in the framework of the policy laid down by the board of directors and subject to its supervision and directives.

82.	The general manager shall have all the powers of management and execution not vested in the Law or these Articles of Association or by virtue thereof in another organ of the Company, save for powers as aforesaid which are transferred from him to the board of directors, in accordance with the provisions of article 47 above, if transferred.

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83.	Subject to the provisions of the Companies Law and the provisions of these Articles of Association, the board of directors may, from time to time, give and grant to the CEO those powers that it exercises pursuant to these Articles of Association, as it sees fit, and it may grant such powers for such period, for such objects, on such terms and with such restrictions as the board of directors deems fit, and it may grant such powers without waiving its powers in the matter or instead or in lieu thereof and it may, from time to time, revoke, repeal, or change any some or all of those powers.

84,	The CEO may, with the board of directors’ approval, delegate its powers to another or others who are subordinate to him; approval as aforesaid may be given generally or for a particular matter.

85.	Without prejudice to the provisions of the Companies Law and any law, the CEO shall submit reports to the board of directors on such matters and on dates and in such scope as determined by the board of directors, whether in a specific resolution or in the framework of the board of directors’ procedures.

86.	Subject to the provisions of any law, the CEO’s remuneration may be paid in the form of salary or brokerage or participation in profits or by the award of securities or a right to purchase them, or in any other way.

Validity of actions and approval of transactions

87.	Subject to the provisions of any law, all actions executed by the board of directors, or by a board of directors’ committee, or by any person acting as director or as a member of a board of directors’ committee or by the CEO, shall be valid even if it is subsequently revealed that there was a fault in appointing the board of directors, the board of directors’ committee, the director, the committee member or the CEO, as the case may be, or that any of the said officers was ineligible to serve in his position.

88.	Subject to the provisions of the Companies Law, a general notice given to the board of directors by an officer or a controlling Shareholder in the Company regarding his personal interest in a certain entity, while providing the details of this personal interest, shall constitute disclosure of such personal interest to the Company by the officer or controlling Shareholder for the purpose of any engagement with such an entity as above, in a transaction which is not an extraordinary transaction.

Signatory rights

89.	Subject to the provisions of the Companies Law and the provisions of these Articles of Association, the board of directors may authorize any person to act and sign on behalf of the Company, alone or together with another person, whether in a general manner or for specific matters.

90.	The Company shall have a stamp bearing the Company’s name. Unless otherwise determined by the board of directors, a signed document shall not bind the Company unless those persons who are authorized to sign on the Company’s behalf have signed it, together with the Company’s stamp or its name in print.

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Appointment of attorneys

91.	Subject to the provisions of the Companies Law, the board of directors may at any time authorize any person to be the Company’s attorney for such purposes, with such powers and discretion, for such period and on such terms as the board of directors deems fit.

92.	The board of directors may grant such person, among other things, the power to delegate to another, fully or partially, the powers, authorities and discretion given to him.

Exemption, indemnity and insurance

93.	Subject to the provisions of the Companies Law and the provisions of article 94 below, the Company may exempt an officer in advance from all or part of their liability for damages due to their violation of their duty of care to the Company.

94.	Notwithstanding the provisions of article 93 above, the Company may not exempt a director in advance from his liability for damages due to their violation of their duty of care to the Company with respect to distributions. Also, the Company may not exempt an officer from his liability to the Company with regard to a resolution or transaction in which the controlling Shareholder or any Company officer has a personal interest.

95.	Subject to the provisions of the Companies Law and the provisions of any other law, the Company may enter into a contract to insure the liability of an officer therein for a liability, payment or cost imposed upon him or expensed by him in consequence of an action done in his capacity as an officer therein, in any of the following cases:

95.1	a breach of the duty of care owed to the Company or any other person;

95.2	a breach of the fiduciary duty owed to the Company, provided that the officer acted in good faith and had reasonable grounds to assume that the action would not harm the Company;

95.3	a monetary liability imposed on an officer in favor of another person;

95.4	expenses incurred by an officer, including reasonable litigation expenses and advocate’s professional fees, in connection with an Administrative Enforcement Proceeding conducted against him;

95.5	payment to a party injured by a breach pursuant to section 52BBB(a)(1)(a) of the Securities Law;

95.6	any other event in respect of which an officer’s liability is and/or will be insurable.

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96.	Subject to the provisions of the Companies Law and the provisions of any other law, the Company may indemnify an officer therein for a liability, payment or cost as specified in articles 96.1 to 96.6 below, which were imposed upon him or expensed by him in consequence of an action done in his capacity as an officer therein:

96.1	a monetary liability that shall have been imposed upon him in favor of another person in a judgment, including a judgment issued in a settlement or an arbitration award that shall have been sanctioned by a court;

96.2	reasonable litigation expenses, advocate’s professional fees, that shall have been incurred by the officer due to an investigation or proceeding that shall have been conducted against him by an authority which is authorized to conduct an investigation or proceeding, and which shall have ended without the filing of an indictment against him and without a monetary liability having been imposed upon him as a substitute for a criminal proceeding, or which shall have ended without the filing of an indictment against him but with the imposition of a monetary liability as a substitute for a criminal proceeding in an offense which requires no proof of general intent or in connection with a monetary sanction. In this article – “conclusion of a proceeding without an indictment being filed in a matter in which a criminal investigation has been commenced” and “monetary liability as a substitute for a criminal proceeding” – shall have the meaning specified in section 260(a)(1A) to the Companies Law;

96.3	reasonable litigation expenses, including advocate’s professional fees, to be incurred by or charged to the officer by a court, in a proceeding filed against him by the Company or on its behalf or by another person, or in a criminal indictment from which he shall have been acquitted, or in a criminal indictment in which he shall have been convicted of an offense requiring no proof of general intent;

96.4	expenses, including reasonable litigation expenses, including advocate’s professional fees incurred by the officer in connection with an Administrative Enforcement Proceeding conducted against him;

96.5	payment to a party injured by a breach pursuant to section 52BBB(a)(1)(a) of the Securities Law;

96.6	Any other liability or cost imposed upon him or expensed by him in consequence of an action done in his capacity as an officer therein, which shall be indemnifiable at the time in accordance with the provisions of any law.

97.	The Company may, from time to time and subject to the provisions of any law:

97.1	give an advance indemnity undertaking to indemnify an officer therein in any of the following cases:

(1)	as stipulated in article 96.1 below, provided that the undertaking is limited to events which in the board of directors’ opinion are foreseen in view of the actual activities of the Company at the time the indemnity undertaking is given, as well as the amount or the criteria which the board of directors has determined as reasonable under the circumstances of the case and that the indemnity undertaking indicates the circumstances which in the opinion of the board of directors are foreseen in view of the actual activities of the Company at the time the indemnity is given as well as the amount and the criteria that the board of directors determined as reasonable in the circumstances of the case.

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The maximum amount of indemnification payable by the Company for a monetary liability as described in article 96.1 above for each officer and for all officers together, individually or cumulatively, under all letters of indemnification issued or to be issued by the Company, shall not exceed 25% of the Company’s determining equity.

For that purpose, the “Company’s determining equity” means its equity according to its most recent audited or reviewed financial statements, as the case may be, as at the date of actual payment of indemnification.

(2)	As described in articles 96.2 to 96.6 above.

97.2	indemnify an officer thereof retroactively.

98.	Subject to the provisions of the Companies Law and the provisions of any other law, the Company may exempt, insure and/or indemnify (whether retroactively or by way of advance indemnity undertaking) a person who has held, holds or will hold office and/or who was employed, is employed or will be employed on the Company’s behalf or in another company in which the Company holds shares, directly or indirectly, or in which the Company has any interest (hereafter – “officer in the other company”) for liability, payment or cost imposed upon him or expensed by him in consequence of an action done in his capacity as an officer or an employee of the other Company, and articles 93 through 97 shall apply, mutatis mutandis, in that respect.

99.	Subject to the provisions of the Companies Law and the provisions of any other law, the provisions hereof shall not serve to restrict the Company, in any way, with regards to its execution of an insurance contract, or granting an exemption or indemnity:

(1)	in connection with a person who is not an officer in the Company, including employees, contractors or advisors of the Company, who are not office holders therein;

(2)	in connection with officers in the Company - insofar as the insurance, exemption or indemnity are not prohibited pursuant to any law; and –

(3)	in connection to its undertaking to indemnify any officer retroactively.

100.	The provisions of articles 93 through 97 shall also apply to an alternate director.

Dividends, funds and capitalization of funds and profits

101.	The board of directors may, prior to passing a resolution approving the distribution of a dividend, as provided in article 103 below, allocate any amounts from the profits, as it deems fit, to a general fund or reserve fund for dividend distribution, distribution of bonus shares, or any other purpose, as determined by the board of directors at its discretion.

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102.	Until the said funds are used, the board of directors may invest the amounts so allocated and the fund monies, in any investment, as it sees fit, handle such investments, alter them or make any other use thereof and it may divide the reserve fund into special funds and use any fund or a part thereof for the Company’s business, even without holding it apart from the Company’s remaining assets, in accordance with the board of directors’ discretion and on the terms and conditions which it prescribes.

103.	Subject to the provisions of the Companies Law, the board of directors may pass a resolution to distribute a dividend. The board of directors passing the resolution to distribute a dividend may determine that the dividend, or any part thereof, shall be paid in cash or by way of a distribution of assets in kind, including by way of securities or in any other manner, at the board of directors’ discretion.

104.	(a) Subject to the provisions of the Companies Law, the board of directors may pass a resolution to allot bonus shares and to convert part of the Company’s profits, within the meaning thereof in section 302(b) to the Companies Law, into share capital, from premium on shares or from any other source included in its equity, as stated in its last financial statements, in an amount determined by the board of directors, which shall not be less than the par value of the bonus shares.

(b)	The board of directors which decides on the allotment of bonus shares shall determine whether only one type of bonus shares will be allotted to all Shareholders, regardless of the class of shares they hold, or whether each Shareholder shall be allotted bonus shares in accordance with each class of shares he holds.

(c)	Bonus shares allotted pursuant to this article shall be deemed fully paid up.

105.	The board of directors which decides on an allotment of bonus shares may decide that the Company shall transfer to a special fund, which shall be designated for distributing bonus shares in the future, such amount whose conversion into share capital shall be sufficient for the allotment, to whoever shall at such time be, for whatsoever reason, eligible to purchase shares of the Company (including a right which may only be exercised on a later date), bonus shares to which he would have been entitled had he exercised the right to purchase the shares shortly before the effective date that determines the right to receive bonus shares (in this article – “the effective date”). If after the effective date the holder of the said right exercises his right to purchase the shares or part thereof, the Company shall allot him bonus shares of such par value as would have been due to him had he exercised the right to purchase the shares which he actually purchased prior to the effective date, by converting into share capital an appropriate part of the said special fund. With regard to determination of the amount to be transferred to the said special fund, any amount transferred to such fund in respect of a previous distribution of bonus shares shall be treated as though already capitalized and as though shares entitling the holders of the right to purchase shares to bonus shares had already been allotted therefrom.

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106.	Subject to the provisions of these Articles of Association, dividend or bonus shares shall be distributed to the Shareholders on a proportionate basis, without having regard to any premium paid thereon.

107.	For the purpose of implementing a resolution with regard to the distribution of a dividend or the allotment of bonus shares, the board of directors may:

107.1	settle, as it sees fit, any difficulty which arises in connection therewith and take all steps which it sees fit in order to overcome this difficulty;

107.2	resolve that fractions or fractions in an amount lower than a particular amount determined by the board of directors shall not be taken into account for the purpose of adjusting the right of the Shareholders or to sell fractions of shares and pay the consideration (net) to those entitled thereto;

107.3	empower one or more than one person to sign, in the name of the Shareholders, any contract or other document which shall be required for giving validity to an allotment and/or distribution, and in particular, to empower a person to sign and submit for registration, a document in Writing, as provided in section 291 of the Companies Law;

107.4	determine the value of certain assets that will be distributed and decide that cash payments shall be made to Shareholders on the basis of the value so determined;

107.5	vest cash or specific assets in trustees upon such trusts for the persons entitled thereto, as may seem expedient to the board of directors.

107.6	make any arrangement which in the board of directors’ opinion is required in order to enable the allotment, or distribution, as the case may be.

108.	Dividends or other benefits in respect of shares shall not bear interest.

109.	The board of directors may retain any dividend or bonus shares or other benefits in respect of a share for which the consideration thereon has not been paid, in whole or in part, to the Company and to collect any such amount or consideration received on the sale of any bonus shares or other benefit on account of the debts or obligations in respect of the said share. This will be possible regardless of whether the said share is held exclusively by the obligor Shareholder or jointly with other Shareholders.

110.	The board of directors may retain any dividend or bonus shares or other benefits in respect of a share in respect of which any person is, under articles 19.6 or 19.7 above, entitled to be registered as the owner thereof in the Shareholders’ Register, or any person who, under the said articles, is entitled to transfer that share, until such person shall register as the owner of that share or shall transfer it as applicable by law, as the case may be.

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111.	The board of directors may, from time to time, determine the manner of paying dividends or allotting the bonus shares or transferring them to those entitled thereto, and may determine directives, procedures and arrangements in connection therewith, both in respect of the registered Shareholders and in respect of the unregistered Shareholders. Without prejudice to the generality of the aforesaid, the board of directors may determine as follows:

111.1	Subject to the provisions of sub-article 111.2 below, a dividend or funds shall be distributed to a registered Shareholder by posting a check to his address, as recorded in the Shareholders Register. Posting such check shall be done at the Registered Shareholder’s own risk; without prejudice to the foregoing, the board of directors may resolve that a dividend amount which is lower than a certain amount which is to be set by the board of directors, shall not be posted by check, as aforesaid, and the provisions of sub-article 112.2 below shall apply thereto.

111.2	The board of directors may resolve that payment of a dividend or funds which are to be distributed to Registered Shareholders shall be executed at the office or at any other place determined by the board of directors.

111.3	Dividends distributed to unregistered Shareholders shall be transferred to the said Shareholders through the registration company or in any other manner determined by the board of directors.

The Company’s documents

112.	The Shareholders shall have a right to inspect the Company’s documents listed in section 184 to the Companies Law, upon the fulfillment of the conditions prescribed therefor.

113.	Subject to the provisions of any law, every book or register which the Company is required to keep pursuant to the Law or these Articles of Association shall be maintained by technical, mechanical or other means, as resolved by the board of directors.

Financial statements

114.	Subject to the provisions of the Law, the Company’s financial statements shall be approved by the board of directors and signed by those who will be authorized to do so by the board of directors and as required by law.

Internal auditor

115.	The Company’s board of directors will appoint an internal auditor according to the audit committee’s recommendation.

116.	Deleted.

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117.	The internal auditor shall submit, for the approval of the board of directors or the audit committee, as determined by the board of directors, a proposal for an annual or periodic work plan, and the board of directors or the audit committee shall approve such plan with such changes as they shall deem fit. Unless the board of directors decides otherwise, the work plan shall be submitted to the board of directors and approved by it.

Auditor

118.	The auditor or auditors shall be appointed at each annual meeting and shall serve in such position until the end of the next annual meeting.

119.	Notwithstanding the above, the general meeting may appoint an auditor or auditors for a longer period, that will not extend beyond the end of the third annual meeting subsequent to the annual meeting in which he or they were appointed, as the case may be.

120.	The auditor’s fees for any audit work shall be determined by the board of directors, at its discretion.

121.	The auditor’s fees for additional non-audit services shall be determined by the board of directors, at its discretion.

Notices

122.	The serving of notices or delivering of documents to the Shareholders and the registration company, pursuant to the provisions of the Law or these Articles of Association shall be effected by one of the ways listed hereinafter in this chapter.

123.	Notice of a general meeting shall be served as provided in article 29.1 above.

124.	Without prejudice to the aforesaid, the Company may serve a notice or deliver a document to a Shareholder through personal delivery or by facsimile or by post or by e-mail; dispatch by post shall be effected in accordance with the Shareholder’s address as recorded in the Company’s Shareholders Register or if there is no such address, in accordance with the address given by him to the Company for the purpose of sending notices to him. Notice sent by facsimile shall be sent to the Shareholder in accordance with the facsimile number given by him to the Company. Notice sent by e-mail shall be sent to the Shareholder in accordance with the e-mail address he has given the Company.

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125.	A notice or document personally delivered to a Shareholder shall be deemed to have been delivered on the date of delivery to him. A notice or document which was posted shall be deemed to have been duly delivered if delivered for dispatch at the post office bearing the correct address and properly stamped. Delivery shall be deemed to have taken place at the time the letter would have been delivered by normal post and no later than two days from the date on which the letter containing the notice as aforesaid was deposited at the post office. Notice which is sent by fax or by email shall be deemed to have been delivered twenty-four hours after its transmission.

126.	The above does not oblige the Company to serve notice to a Shareholder who did not provide an address to be used for such a purpose.

127.	Without derogating from the aforesaid, the Company may send notice to the Shareholders by publishing the notice once in two Hebrew-language daily newspapers published in Israel, either in addition to or instead of delivery of the notice in accordance with article 124 above. The date of the newspaper’s publication shall be deemed the date on which the notice was received by the Shareholders.

128.	The Company may give notice of the delivery of a document at its registered office or at any other place determined by the board of directors, or in any other manner, including via the internet.

129.	In the case of joint Shareholders, the Company may serve a notice or send a document to the joint Shareholder whose name is listed first in the Shareholders Register in respect of that share.

130	The delivery of a notice or document to a family member living with the person for whom it is intended shall be deemed delivery to such person.

131.	Any person who has obtained a right to any share, by virtue of the Law, by way of transfer or by any other way shall be bound by any notice delivered in connection with that share to the person from whom his right to that share was obtained, before his details were recorded in the Shareholders Register.

132.	Any notice or document which is delivered in accordance with these Articles of Association shall be deemed as having been duly delivered despite the death, bankruptcy or liquidation of that Shareholder (whether or not the Company was aware thereof) until another person shall be registered in the Shareholders Register in his place as holder thereof, and delivery or dispatch as aforesaid shall be deemed as sufficient delivery or dispatch to any person who has a right in those shares and/or is entitled thereto by virtue of the assignment of the right, by law, whether jointly with such Shareholder or on his behalf or in his stead.

133.	Subject to the provisions of any law, a Shareholder, director or any other person entitled to receive notice pursuant hereto or pursuant to the Law may waive the receipt thereof, in advance or retroactively, for a particular case or in general, and once he has done so, the notice shall be deemed to have been duly given, and any proceedings or action in respect of which the notice should have been given shall be deemed valid and abiding.

134.	Written confirmation signed by a director or by a Company regarding the dispatch of a document or the serving of notice by one of the ways stipulated in these Articles of Association shall be deemed conclusive evidence in respect of any detail included therein.

135.	Whenever it is necessary to give advance notice of a few days or notice which is valid for a specific period, the date of delivery shall be counted amongst the number of days of the period, unless determined otherwise. Where notice has been given in one of the above-mentioned ways, it shall be deemed as having been received on the earliest possible date on which it is deemed as having been delivered, as provided above.

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